EXHIBIT 99.1

Press Release

For Immediate Release	Contact	John Simmons, V.P., CFO
Stewart & Stevenson Services, Inc.
713-868-7700

Stewart & Stevenson Acquires Automotive Technik Holdings Limited
Manufacturer Of The Pinzgauer Light Tactical Vehicle

Houston, April 8, 2005 — Stewart & Stevenson Services Inc. (NYSE: SVC) announced today that it has acquired the outstanding shares of Automotive Technik Holdings  Limited (“ATL”), the United Kingdom-based manufacturer of the Pinzgauer light utility vehicle, for 25 million British pounds sterling (approximately $47.2 million) in cash and deferred consideration.

The Pinzgauer vehicle is generally regarded as the most advanced and mobile light utility vehicle in its class with an installed base of over 30,000 vehicles.  ATL began manufacturing the vehicle in the late 1990s in Guildford, England.  In addition to the standard 4 X 4 and a 6 X 6 configuration, ATL recently added a new Pinzgauer X-M (X-treme Mobility) model and an armored 6 X 6 variant.  ATL has won major contracts in competitive tenders from the UK Ministry of Defence and the New Zealand Ministry of Defence, and is involved in a number of additional programs worldwide.

In addition to the Pinzgauer manufacturing operations, ATL has a division that specializes in development, test and applications engineering activities and a specialist equipment fabrication and body building operation.  Both the engineering and fabrication units currently support the Pinzgauer manufacturing operations as well as external military and civilian customers.

“Stewart & Stevenson is pleased to add Automotive Technik Holdings Limited and the Pinzgauer vehicle to our product offering,” said Denny Dellinger, President of Stewart & Stevenson’s Tactical Vehicle Systems division.  “The Pinzgauer is a proven and capable platform in the light tactical vehicle range with an established international market presence.  Together with our Family of Medium Tactical Vehicles (FMTV) in the medium to heavy range, the Pinzgauer will broaden and enhance Stewart & Stevenson’s portfolio of world-class tactical vehicles that we design and produce for customers around the world.”

Automotive Technik’s Chief Executive, Alan Stanley, said, “The future direction and success of ATL and the Pinzgauer is commercially best served as part of the Stewart & Stevenson family of companies.  The opportunity to integrate ATL within Stewart & Stevenson, one of the world’s leading military vehicle manufacturers, and benefit from their operational and financial strength, will provide our company with unique opportunities that will continue to build upon the important progress we have made.”

Stewart & Stevenson has designed, manufactured and supported the Family of Medium Tactical Vehicles for the U.S. Army since 1991.  The FMTV, which includes 2.5-ton and 5-ton trucks in more than 15 variants, is produced in Stewart & Stevenson’s state-of-the-art facilities located in Sealy, Texas.  The company has produced over 26,000 FMTV vehicles, which are in service around the world.

Conference Call

Stewart & Stevenson Services has scheduled a conference call for Monday, April 11, 2005 at 10:00 a.m. Eastern Time to discuss this transaction.  To listen to the call, dial 800-599-9816 or 617-847-8705 and use pass code 91154325 at least ten minutes before the conference call begins.  A telephonic replay of the conference call will be available through April 18, 2005 and may be accessed by dialing 888-286-8010 or 617-801-6888 and using pass code 39242114.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call on the Internet by visiting the company’s web site at www.ssss.com.  To listen to the live call on the web, please visit the Stewart & Stevenson web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live web cast, an audio archive will be available shortly after the call ends.

Stewart & Stevenson Services, Inc. (NYSE: SVC), founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, aircraft, marine, petroleum and transportation.  For more information on Stewart & Stevenson visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to rising steel prices, risks as to cost controls,  risks of general economic conditions, risks of oil and gas industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks  all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.